Exhibit 10.16

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of 17 June 2010 by and amongst Bain Capital Partners, LLC, a Delaware limited liability company, and Portfolio Company Advisors Limited, an English private limited company (together, the “Advisors”) on the one hand and Styron Holding BV, a Dutch besloten vennootschap met beperkte aansprakelijkheid and Bain Capital Everest US Holding Inc., a Delaware corporation (each a “Company” and together, the “Companies”) on the other hand.

WHERAS, the Companies desire to retain the Advisors, and the Advisors desire to be retained, to provide the services described herein to the Companies and their respective Subsidiaries and Affiliates (each Subsidiary and Affiliate, a “Beneficiary Affiliate” and, together, the “Beneficiary Affiliates”);

WHEREAS, the parties desire to establish a framework agreement to outline the terms of their overall relationship;

WHEREAS, for business planning and budgeting purposes, the parties desire to establish a firm basis for the fees to be paid for such services over the term of this Agreement, and to establish a procedure for determining subsequent fees on the basis of fixed amounts covering annual extensions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Term. This Agreement shall be in effect for an initial term commencing on the date of this Agreement and ending on the tenth (10th) anniversary thereof (the “Term”), which initial term shall be automatically extended thereafter on a year-to-year basis unless the Advisors provide written notice to the Companies or the Companies provide written notice to the Advisors of its/their desire to terminate this Agreement at least ninety (90) days prior to the expiration of the Term or any extension thereof. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated prior to the tenth (10th) anniversary of the date of this Agreement upon (i) a willful material breach of this Agreement by a party which is not cured within thirty (30) days of receipt of a written notice from a non-breaching party requiring cure, (ii) the earlier of (A) consummation of a Change of Control, or (B) an Initial Public Offering (and in each case this Agreement shall terminate automatically without further act of the parties), (iii) written consent of the parties, or (iv) the Advisors otherwise serving a written termination notice on the Companies. The provisions of Sections 1, 3(c) and 6 to 20 (inclusive) shall survive any termination of this Agreement.

2. Advisory Services. The Advisors shall perform or cause to be performed certain advisory services, as further described below (collectively, the “Advisory Services”), for the benefit of the Companies and the Beneficiary Affiliates. The Advisory Services may include, without limitation, support and advice in connection with the following and services of the following categories:

(a) general executive services;

(b) development of any business;

(c) finance-related services, including assistance in the preparation of financial projections;

(d) marketing, including monitoring of ongoing marketing plans and strategies;

(e) operations and project management;

(f) human resources including searching for and hiring of executives other than in respect of specific transactions; and

(g) other services for the Companies or any of the Beneficiary Affiliates upon which the Company and the Advisors agree.

Legal services will not be provided by the Advisors. The Advisory Services will be conducted in support of the members of management and boards of directors of the Companies and their Beneficiary Affiliates. For the avoidance of doubt, such services shall be considered provided by outside Advisors, not managers, of the Companies and their respective Beneficiary Affiliates. Pursuant to this Agreement, the Advisors shall not have any authority or power to commit either Company or any of their respective Subsidiaries to any contracts with third parties.

3. Advisory Fees and Expenses.

In consideration for the performance of the Advisory Services, the Companies hereby agree to pay (or to procure that one or more of the Beneficiary Affiliates shall pay), the following fees.

(a) The Companies shall pay (in accordance with Section 3(b)) to the Advisors (or, at the Advisors’ request, their designee(s)):

(i) an aggregate annual amount equal to USD four million (USD 4,000,000) plus VAT thereon in each case where it is applicable, and

(ii) all reasonable out-of-pocket expenses incurred by each of the Advisors and/or their Affiliates in rendering the Advisory Services, including irrecoverable VAT thereon (“Advisory Expenses”),

together, (the “Advisory Fees”).

(b) The Advisory Fees shall be payable in accordance with this Section 3(b). On or before the date that is 5 Business Days following the end of each calendar quarter, the Companies shall pay to the Advisors (or at the Advisors’ request, to the designee(s)):

(i) USD one million (USD 1,000,000) (which amount shall be pro rated in the case of any calendar quarter in which the Advisory Services are not provided for the duration of such quarter); plus

(ii) in each case where it is applicable, VAT on the amount in (i) above, plus

(iii) the Advisory Expenses incurred by the Advisors during such quarter,

and the aggregate of (i) to (iii) (inclusive) shall be referred to herein as the “Quarterly Fee”. The Quarterly Fee shall be divided between the Companies according to their (or their respective Beneficiary Affiliates’) relative use of the Advisory Services during such quarter and shall be paid by wire transfer in cash or other immediately available funds to the account(s) designated by the Advisors. Each Company, regardless of whether or not it recharges any part of its proportion of a Quarterly Fee to its Subsidiaries or Affiliates, shall be severally liable for its proportion; provided however that, if either or both of the Companies is/are prohibited from paying any portion of a Quarterly Fee by virtue of any legal or contractual restrictions, the non-payment of such portion shall not constitute a default and such portion shall be paid to the Advisors immediately upon such dates as such payment is no longer prohibited; and in the interim, such unpaid portion of each applicable Quarterly Fee shall accrue interest at a rate of 4 percent (4%) above LIBOR per annum (the “Accrued Quarterly Fees”). In the event that neither of the Companies actually uses the Advisory Services during any calendar quarter, the Quarterly Fee shall be borne equally by both Companies.

(c) Upon termination of this Agreement for any reason under Section 1, all amounts payable pursuant to Section 3(b) shall become immediately due and payable (including without limitation all amounts payable in respect of Advisory Services rendered between the termination date and the end of the previous calendar quarter) and, in addition, in the event that this Agreement terminates in circumstances which constitute a “separation of services” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (but excluding termination (i) resulting from an uncured willful material breach by an Advisor, or (ii) pursuant to Section 1(iv)) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees (but excluding Advisory Expenses) that would have been payable with respect to the period from the termination date through the tenth anniversary of the date hereof or, in the case of any extension thereof, through the end of such extension period, shall become immediately due and payable in a single cash lump sum.

(d) Unless otherwise agreed in writing by the parties, the Advisory Fees and payment terms specified in Section 3(b) shall continue to apply during any extension, if any, of the Term of this Agreement pursuant to Section 1.

(e) All Advisory Fees payable to the Advisors hereunder shall be allocated between the Advisors as they shall direct the Companies by joint notice and shall be paid by wire transfer in cash or other immediately available funds to the account(s) designated by the Advisors.

4. Recharge of Fees. The Advisors acknowledge that the Companies may recharge to the respective Beneficiary Affiliates such proportion of their share of each Quarterly Fee as relates to the benefit provided to such Beneficiary Affiliates by the provision of the Advisory Services during the applicable calendar quarter. The Advisors shall, if requested, provide the Companies and/or the Beneficiary Affiliates (as relevant), with such evidence as they may reasonably request, of the Advisory Services provided for any calendar quarter.

5. Personnel. The Advisors shall provide and devote to the performance of this Agreement such partners, employees and agents of the Advisors as the Advisors shall deem appropriate to the provision of the Advisory Services required; provided, however, that no minimum number of hours is required to be devoted by the Advisors on a weekly, monthly, annual or other basis. The Companies and the Subsidiaries acknowledge that the Advisors’ services are not exclusive to the Companies and the Subsidiaries and that the Advisors will render similar services to other persons and entities.

6. Liability. None of the Advisors or their Affiliates (or their respective members, managers, affiliates, officers, controlling persons, fiduciaries, employees and agents in their capacity as such) (collectively, the “Advisors’ Group”) shall be liable to any of the Companies or the Beneficiary Affiliates for any Loss arising out of or in connection with the performance of the Advisory Services contemplated by this Agreement. The Advisor makes no representations or warranties, express or implied, in respect of the Advisory Services. Except as the Advisor may otherwise agree in writing after the date hereof: (a) each member of the Advisor’s Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (i) engage in the same or similar business activities or lines of business as either of the Companies or any of the Beneficiary Affiliates or (ii) do business with any client or customer of either of the Companies or any of the Beneficiary Affiliates; (b) no member of the Advisor’s Group shall be liable to either of the Companies or any of the Beneficiary Affiliates for breach of any duty (contractual or otherwise) by reason of any the activities referenced in (i) above or of such member’s participation therein; and (c) in the event that any member of the Advisor’s Group acquires knowledge of a potential transaction or matter that may constitute an opportunity (or potential opportunity) for either of the Companies or the Beneficiary Affiliates, no member of the Advisor’s Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to either of the Companies or any of the Beneficiary Affiliates, and, notwithstanding any provision of this Agreement to the contrary, no member of the Advisor’s Group shall be liable to either of the Companies or any of the Beneficiary Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Advisor’s Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to either of the Companies or any of the Beneficiary Affiliates. In no event will any member of the Advisor’s Group be liable to either of the Companies or any of the Beneficiary Affiliates for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party Claims (whether based in contract, tort or otherwise) but excluding Claims under Section 7.

7. Indemnity. In consideration of the execution and delivery of this Agreement by the Advisors, the Companies shall jointly and severally indemnify, exonerate and hold each member of the Advisors’ Group (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce the Companies’ obligations hereunder (including but not limited to the obligations specified in this Section 7), free and harmless from and against any and all Loss arising from any Claim (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, arising out of, or in any way relating to the execution, delivery, performance, enforcement or existence of this Agreement or the Advisory Services contemplated hereby, except for any such Indemnified Liabilities arising from such Indemnitee’s gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For purposes of this Section 7, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments shall be promptly repaid by such Indemnitee to the Companies. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Companies hereby agree that the Companies are the indemnitors of first resort (i.e., their obligations to Indemnitees under this Agreement are primary and any obligation of the Advisors (or any Affiliate thereof) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by Indemnitees are secondary), and if the Advisors (or any Affiliate thereof) pay or cause to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with any director or officer of the Companies, then (i) the Advisors (or such Affiliate, as the case may be) shall be fully subrogated to all rights of Indemnitee with respect to such payment and (ii) the Companies shall reimburse the Advisors (or such Affiliate, as the case may be) for the payments actually made and waives any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any Claim or remedy of any Indemnitee against any Indemnitee, whether such Claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such Claim, remedy or right.

8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not effect the validity, legality, or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality, or enforceability of any provision in any other jurisdiction. Instead, this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when telecopied to the recipient (with hard copy sent to the recipient by internationally reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m., local time in the jurisdiction of recipient on a Business Day, and otherwise on the next Business Day, or (c) two (2) Business Days after being sent to the recipient by internationally reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the parties hereto at the addresses set forth below.

To the Advisors:

Bain Capital Partners, LLC
111 Huntington Avenue
Boston,
MA 02199
United States of America

Fax:	+1 617-516-2010
Attention:	Sean Doherty

Portfolio Company Advisors Limited c/o Bain Capital Ltd.
Devonshire House 6th Flr
Mayfair Place
London, W1J 8AJ

Fax:	+1 617-516-2010
Attention:	Sean Doherty

in each case with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
United States

Fax:	+1 212-446-4900
Attention:	Eunu Chun

To the Companies:

Styron Holding BV
Postbus 48
4530AA
Terneuzen
The Netherlands

Fax:	+31 0115 672 423
Attention:	General Counsel

Bain Capital Everest US Holding Inc. c/o Bain Capital Partners, LLC
590 Madison Avenue, 42nd Floor
New York, NY 10022
United States of America

Fax:	+1 (212) 421-2225
Attention:	General Counsel

in each case with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
United States

Telephone:	+1 212-446-4800
Fax:	+1 212-446-4900
Attention:	Eunu Chun

10. Certain Definitions. For purposes of this Agreement:

(a) “Accrued Quarterly Fees” has the meaning set forth in Section 3(b).

(b) “Advisors” has the meaning set forth in the preamble;

(c) “Advisors’ Group” has the meaning set forth in Section 6;

(d) “Advisory Expenses” has the meaning set forth in Section 3(a).

(e) “Advisory Fee” and “Advisory Fees” have the meaning set forth in Section 3(a).

(f) “Advisory Services” has the meaning set forth in Section 2.

(g) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise;

(h) “Agreement” has the meaning set forth in the preamble;

(i) “Beneficiary Affiliate” and “Beneficiary Affiliates” have the meanings set forth in the preamble;

(j) “Business Day” means any day from Monday to Friday (inclusive) other than public bank holidays during normal working hours in New York, New York, United States of America, London, England and the Grand Duchy of Luxembourg;

(k) “Change of Control” means any (i) sale or transfer by any of the Company or the Beneficiary Affiliates of all or substantially all of the Company’s or Beneficiary Affiliates’ respective assets on a consolidated basis, (ii) consolidation, merger or reorganization of the Company or the Beneficiary Affiliates with or into any other entity or entities as a result of which the holders of the Company’s or Beneficiary Affiliates’ outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors immediately prior to such consolidation, merger or reorganization cease to own the outstanding capital stock of the surviving corporation possessing the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors, or (iii) issuance by the Company or the Beneficiary Affiliates or sale or transfer to any third party of shares of the Company’s or Beneficiary Affiliates’ capital stock by the holders thereof as a result of which the holders of the Company’s or Beneficiary Affiliates’ outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors immediately prior to such sale or transfer cease to own the outstanding capital stock of the Company or Beneficiary Affiliates possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors;

(l) “Claims” means any action, claim, cause of action, suit or similar;

(m) “Company” has the meaning set forth in the preamble;

(n) “Indemnitees” has the meaning set forth in Section 7;

(o) “Indemnified Liabilities” has the meaning set forth in Section 7;

(p) “Initial Public Offering” shall mean the initial public offering and sale of shares of capital stock of either of the Companies or any Beneficiary Affiliate (or any successor of any of them) for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended or equivalent foreign securities laws (other than a registration statement on Form S-4 or S-8 (or any similar or successor form));

(q) “Loss” means losses, liabilities, damages, costs and/or expenses in connection therewith, including without limitation all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, responding to a subpoena, or otherwise participating in, any proceeding including, but not limited to, litigation expenses incurred after the date on which none of the Advisors’ respective Affiliates or associated investment funds own an interest in either of the Companies, the premium for appeal bonds, attachment bonds or similar bonds and all interest, assessments and other charges paid or payable in connection with or in respect of any such expenses;

(r) “Person” means an individual, a partnership, a corporation, a limited liability Company, an association, a joint stock Company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(s) “Quarterly Fee” has the meaning set forth in Section 3(b);

(t) “Subsidiary” and “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity;

(u) “Tax” means any tax, assessment or other central or local government charge of any nature whatsoever of any jurisdiction;

(v) “Term” has the meaning set forth in Section 1; and

(w) “VAT” means any value added, sales, turnover, consumption or similar Tax of any jurisdiction.

11. Assignment. No party may assign any obligations hereunder to any other entity without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided that the Advisors may, without the consent of either of the Companies, assign any of its rights and obligations under this Agreement to any of its Affiliates, whereupon, in each case, the assignor nevertheless shall remain liable for the performance of its obligations hereunder.

12. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification, amendment, or waiver has been approved in writing by such party. No course of dealing or the failure of any party to enforce any of the provisions of this Agreement shall in any way operate as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

13. Successors. This Agreement and all the obligations and benefits hereunder shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of each of them.

14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

15. Remedies. Any person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.

16. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

17. Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

18. Business Days. If any time period for giving notice or taking action hereunder expires on a day other than a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

19. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

20. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date first written above.

BAIN CAPITAL PARTNERS, LLC

By:	/s/ Michael F. Goss
	Name:	Michael F. Goss
	Title:	Managing Director

PORTFOLIO COMPANIES ADVISORS LIMITED

By:	/s/ Michael Goss
	Name:	MICHAEL GOSS
	Title:	MANAGING DIRECTOR

[Signature Page to Advisory Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date first written above.

STYRON HOLDING BV

By:	/s/ F.J.C.M. Kempenaars
	Name:	F.J.C.M. KEMPENAARS
	Title:	DIRECTOR

[Signature Page to Advisory Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date first written above.

BAIN CAPITAL EVEREST US HOLDING INC.

By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Title:	President

[Signature Page to Advisory Agreement]